SCHEDULE 14A
            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934

                  Filed by the Registrant [   ]
         Filed by a Party other than the Registrant [X]

                   Check the appropriate box:
                [   ] Preliminary Proxy Statement
                [   ] Definitive Proxy Statement
               [X] Definitive Additional Materials
 [   ] Soliciting Material Pursuant to Section 240.14a-ll(c) or
                       Section 240.14a-12

              Family Steak Houses of Florida, Inc.
        (Name of Registrant as Specified In Its Charter)

                     Bisco Industries, Inc.
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[   ] $125 per Exchange Act Rules 0-1 I(c)(l)(ii), 14a-6(i)(1), or
14a-6(i)(2).

[   ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3)

[   ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)   Proposed maximum aggregate value of transaction:

     [   ]  Check box if any part of the fee is offset as provided
     by Exchange Act Rule 0-1 I(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the form
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     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

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     4)   Date Filed:

               [Bisco Industries, Inc. Letterhead]




June 6, 1997

Dear Fellow Shareholder (Family Steak Houses of Florida, Inc.):

This letter is to update you on the status of our tender offer and consent solicitation and set the record straight on a few matters.

OUR TENDER OFFER

As of yesterday, approximately 2,330,000 shares had been tendered pursuant to our tender offer. OBVIOUSLY, A LARGE NUMBER OF YOUR FELLOW SHAREHOLDERS BELIEVE THE OFFER IS FAIR. Added to the shares we own, the purchase of the tendered shares will allow us to achieve our goal of owning approximately 30% of the outstanding shares. ALTHOUGH YOU MAY STILL TENDER YOUR SHARES IF YOU DESIRE, WE ARE NOT REQUESTING THAT YOU DO SO. We intend to purchase shares on the expiration date of the offer (currently June 13, 1997), provided the conditions to the offer are satisfied. Certain of these conditions are beyond our control and depend upon the successful outcome of our consent solicitation.

OUR CONSENT SOLICITATION

Under Florida's Control Share Act, we will be unable to vote shares we acquires in the offer unless the Board or a majority of the disinterested shareholders grant us voting rights. Before we made the offer, we asked the Board to grant us voting rights so we could acquire 33% of the shares. They refused. In response to our offer, the Board also adopted a Poison Pill and new anti-takeover Bylaws. OUR SOLICITATION REQUESTS SHAREHOLDERS' CONSENTS TO (I) "OPT OUT" OF THE CONTROL SHARE ACT, (II) REPEAL THE POISON PILL AND RECENTLY ADOPTED BYLAWS AND (III) REQUIRE SHAREHOLDER APPROVAL TO AMEND OR REPEAL THE BYLAWS OR ADOPT NEW BYLAWS.

I WANT TO INVEST MONEY, NOT WASTE IT

I'm trying to invest $2.5 million in your company, from which I expect to realize a profit. The Board is spending the shareholders' hard-earned money to implement and defend anti-takeover measures and to encourage shareholders not to "opt-out" of the Control Share Act. In the company's own materials, I count AT LEAST $115,000 spent on investment bankers and proxy solicitors. This doesn't include attorneys' fees, printing, mailing or other expenses, which I estimate will bring the total to approximately $200,000. The company claims they've spent "substantially less" than that amount. Let's not argue about it, Mr. Christman - HOW MUCH MONEY OF OUR MONEY HAVE YOU WASTED?

OUR TRACK RECORD

In a recent letter, Mr. Christman attacks Bisco's track record. In the year ended December 31, 1996, Bisco generated $2.5 million in pre-tax profits on $33 million of sales. In the quarter ended March 31, 1997, our sales were up 10% and our profits were up 45%. I RUN A SUCCESSFUL AND PROFITABLE PRIVATE COMPANY. I am not planning to run your company, but I firmly believe that my input as an investor will result in gains for ALL shareholders.

I AM NOT A CORPORATE RAIDER

I have not looted and raided your company or, as the Board suggests, any other. I agree, as Mr. Christman points out in a recent letter, my successful prior public company investments were not solely attributable to my efforts. The stock prices of these companies - Bell Industries and RB&W - certainly may have been influenced by a number of factors, including general economic conditions or other external factors. However, if Mr. Christman had actually analyzed why these companies took the actions they did to increase their shareholders' value actions (Bell Industries declared a special cash dividend and RB&W merged with another company), he would undoubtedly agree that my activism, on behalf of all shareholders of these companies, was a significant influence on the outcome of my investment.

HAVE YOUR SHARES INCREASED IN VALUE?

As one of the largest shareholders of Family Steak Houses, I welcome the improved stock prices over the past six months. I believe that our purchases and our tender offer helped influence the market prices for Family Steak House stock during this period, but this is not to suggest there aren't other reasons that also contributed to the rise in prices. The Board repeatedly suggests our offer is inadequate. What they neglect to point out, however, is that OUR $.90 PRICE HAS BEEN HIGHER THAN THE CLOSING MARKET PRICE ON ALL BUT 9 DAYS SINCE WE MADE THE OFFER. In fact, our offer price was 15% above the average closing price over the last 10 trading days ($.78). No wonder shareholders have continued to tender their shares.

HOW WILL THIS ALL END?

Can I predict with certainty what will happen to the price of your shares if our efforts are successful? Or if we cannot overturn the Board's anti-takeover actions and are forced to go away? No, admittedly I can't. But I CAN predict two things: First, when our consent solicitation succeeds and the Board redeems the Poison Pill, those who have tendered over 2.3 million shares in our offer will receive $.90 cash for their shares. Second, when we are successful, we will make every effort to maximize shareholder value
- for all of us. WE'RE READY TO PUT OUR MONEY ON THE TABLE AND WORK TO MAKE MORE OF IT FOR ALL OF US.

PLEASE SEND US YOUR GOLD CARD NOW AND CONSENT TO OUR PROPOSALS.
ONLY YOUR LAST VOTE WILL COUNT


Thank you for your time and continued support.

Sincerely,

Glen F. Ceiley
President and CEO